SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    Form 8-K
                                 Current Report


                     Pursuant to Section 13 to 15(d) of the

                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) March 31, 1999


                                  MESTEK, INC.
               (Exact name of registrant as specified in Charter)


Pennsylvania                          1-448                          25-0661650
(State of jurisdiction of     (Commission File Number)            (IRS Employer
Incorporation)                                              Identification No.)


260 North Elm Street, Westfield, Massachusetts                            01085
(Address of principal executive offices)                             (Zip code)

Registrant's telephone number, including area code  (413) 568-9571



                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 2.  Acquisition

         On March 26, 1999, the Company acquired substantially all of the operating assets of the Anemostat Products and Anemostat-West Divisions of Dynamics Corporation of America, a wholly owned subsidiary of CTS Corporation. Anemostat manufactures commercial air distribution products (grilles, register, diffusers and VAV boxes); security air distribution products; and door and vision frame products for the HVAC and commercial building industries at locations in Scranton, Pennsylvania, (Anemostat Products) and Carson, California, (Anemostat-West). The Anemostat products are complementary to the Company's existing louver and damper businesses. The purchase price paid for the assets acquired was approximately $26,084,000 including assumed liabilities of approximately $3,123,000. The Company intends to account for this acquisition under the purchase method of accounting.

         The Company expects that the Anemostat Acquisition may be somewhat dilutive to earnings in 1999 and possibly 2000 as we work (a) to re-design and broaden the commercial air distribution product line (b) to add productive equipment, tooling and processing to the Anemostat operations and (c) to develop improved marketing and promotional materials and programs.

Item 7.  Financial Statements and Exhibits

(a)  Financial Statements of Business acquired.

Such unaudited information as is required pursuant to Regulation S-X will be filed under cover Form 8 as soon as possible, in no event later than sixty (60) days after this report is required to be filed.

(b) Pro forma financial information.

Such pro forma financial information as is required pursuant to Regulation S-X will be filed under cover Form 8 as soon as possible, in no event later than sixty (60) days after this report is required to be filed.

(c)  Exhibits:

     Exhibits No.      Description

     2.1 Asset Purchase Agreement, dated March 18, 1999, among CTS Corporation, Dynamics Corporation of America and Mestek, Inc.

     2.2               Real Property Purchase Agreement


Such Exhibits as listed above will be filed together herewith.

                                  Mestek, Inc.

Dated: March 31, 1999               By: /S/STEPHEN M. SHEA
                                        ---------------------------------------
                                        Stephen M. Shea
                                        Senior Vice President - Finance
                             Chief Financial Officer